Agreement

This Agreement is made and entered into by and between the following Parties:

Party A: Beijing Guoguang Guangrong Advertising Co., Ltd.
Address: Floor5, Taikang Financial Tower, Building 1, No.38 Beisanhuan East Road, Beijing.

Party B: Beijing Maihesi International Advertising Co., Ltd.
Address: Room 401, Beijing Lanxi Hotel, No.1 Beisihuan Yuhui South Road, Chaoyang District, Beijing.

Party A and Party B shall be collectively referred to as the “Parties” and each individually as a “Party”.

Whereas,

1.
Party A and Beijing Hongteng Lianguang Advertising Co., Ltd. (“Hongteng”) have entered into the exclusive advertising agency agreement (the “Beijing Agency Agreement”) with respect to Beijing FM90.5 of China Radio International on May 5, 2008. It was agreed by Party A and Hongteng that either Hongteng or its shareholders should incorporate a new independent legal entity, Party B, within 15 business days after the execution date of the Beijing Agency Agreement, and Hongteng shall transfer all its rights and obligations under the Beijing Agency Agreement to Party B effective from the incorporation of Party B.

With the incorporation of Party B being completed on May 8, 2008 by local administration of industry and commerce, all the rights and obligations under the Beijing Agency Agreement shall be performed by Party A and Party B thereafter, and the Beijing Agency Agreement shall be binding upon Party A and Party B.

2.
Party A and Party B have entered into the exclusive agency agreement (the “Shenzhen Agency Agreement”) with respect to the frequency modulation broadcasted in Shenzhen of China Radio International on August 4, 2008 to specify certain advertising agency issues of Shenzhen FM107.1 of China Radio International.

The Beijing Agency Agreement and the Shenzhen Agency Agreement shall be collectively referred to as the “Agency Agreements”.

3.
Due to performance issues of the Shenzhen Agency Agreement, Party B submitted the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, which has been accepted and archived by CIETAC as No. DX20090096 Exclusive Advertising Agency Agreement Dispute Case (the “Arbitration Case”). On April 13, 2009, Party A submitted a counterclaim against Party B’s claims, which was also accepted by CIETAC. Although the Arbitration Case hasn’t been in session now, both the Parties have received a notice from CIETAC that the Arbitration Case would be heard at 14:00 on July 24, 2009.

4.	On July 2, 2009, Party B proposed to discuss with Party A on the termination of the Beijing Agency Agreement.

Pursuant to relevant laws and regulations, Party A and Party B enter into the following agreements with respect to the termination of the Agency Agreements through friendly negotiation:

Article 1 Party B or Beijing Yinse Lingdong Advertising Co., Ltd., a third party designated by Party B, shall make a payment in the amount of RMB1,150,000 to Party A on or prior to July 21, 2009 as the compensation for terminating the Beijing Agency Agreement.

Article 2 Party B shall apply to CIETAC for withdrawal of the arbitration application for the Arbitration Case on or prior to July 22, 2009 and ensure such application being granted.

Article 3 Where Party B completes its obligations under Article 1 and Article 2 in accordance with this Agreement, Party A shall immediately withdraw its counterclaim of the Arbitration Case. The Agency Agreements between Party A and Party B shall be terminated with no more performance of the Agency Agreements necessary from either Party. Subsequent to the termination of the Agency Agreements, neither Party A nor Party B may claim any rights, obligations, compensations or default liabilities against the other Party pursuant to the Agency Agreements or be obligated to make any payment or refund. Each Party shall bear its own cost associated with the Arbitration Case.

Article 4 Where Party B fails to fully perform or delays the performance its obligations under Article 1 and Article 2 herein, the Agency Agreements between Party A and Party B shall not be deemed terminated and both Party A and Party B shall continue performing its rights and obligations under the Agency Agreements. Where Party B fails to fully perform its obligations under Article 1 and Article 2 herein, Party B shall be the one bear any detrimental consequence therefrom.

Article 5 Party B shall use its best efforts to assist Party A for the handover of any material and information as necessary due to the termination of the Agency Agreements, including but not limited to business, clients, clients’ information and contracts.

Article 6 Party B shall bear any liability in case Hongteng, a third party, raises any objection to the execution of this Agreement.

Article 7 Due to the fact that Party B proposed to discuss the termination of the Beijing Agency Agreement with Party A on July 2, 2009, it is agreed by the Parties that (1) relevant provisions under the Beijing Agency Agreement shall not apply with respect to any advertisement in July 2009; (2) Party B shall pay a separate advertising agency fee to Party A in connection with advertisements released in July 2009, or Party A may refuse to broadcast such advertisements.

Article 8 The execution, contents and performance of this Agreement shall be kept confidential by the Parties, or the disclosing Party shall bear default liabilities pursuant to the Agency Agreements.

Article 9 This Agreement is executed on July 20, 2009 and shall take effect upon execution by the Parties. This Agreement may be executed in four counterparts with each Party holding two. Each of the counterparts shall have same legal effects.

Party A (chop): Beijing Guoguang Guangrong Advertising Co., Ltd.

Party B (chop): Beijing Maihesi International Advertising Co., Ltd.